March 13,  2001

Douglas Haffer
President and CEO
World Wide Wireless Communications, Inc.
520 Third Street, Suite 101
Oakland, CA  94607

Dear Mr. Haffer:

         The purpose of this letter is to outline the basic terms and conditions of our proposed engagement. It is based upon our current knowledge about the Company and the markets for your securities. The specifics of our engagement will depend on the satisfactory results of our due diligence investigation (including reviews of legal and accounting issues, the Company's business prospects and a review of the Company's business plan and accompanying financial projections.) Accordingly, we shall, at the request of the Company, provide the services including but not limited to:

|X| Assist in creating market awareness of your company and its stock and the organization and sponsorship of investor presentations. This will include the preparation of a corporate profile.
|X| Provide on-going capital markets advice, including the receptiveness to any offering of securities by the Company.
|X| Provide on-going advice to the Company as to stock buyback plans, stock splits or dividends, and other related plans as to your stock price and liquidity.
|X| Attend shareholder or Board meetings as you request and make presentations on management's behalf.
|X| Advise you on mergers and acquisitions of related businesses, particularly as it pertains to the capital markets and the market for the shares of the Company. Further, as requested by the Company, we shall assist in due diligence and in negotiations.
|X| Make available all corporate service group functionalities including but not limited to key man and D & O policies, corporate and individual retirement planning advice, commission free trading of company stock for all employees, rule 144 assistance, advice on selection of counsel, auditors and Board members and access to our private client group professionals.

         The Financial Advisor shall exercise all reasonable skill and care in the performance of services hereunder and shall make available reasonable amounts of time, and on reasonable notice, officers and employees of Andrew Reckles to perform such services.

1.       Fees and Expenses

         A. Advisory Fee. The Company will pay us a financial advisory fee of 850,000 registered shares of your common stock. These shares must be registered under S-8 registration within 5 business days of execution of this agreement.


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         B.       My Fee. For advising you on a successfully closed merger,
                  acquisition or divesture shall be 5% of the value of the target company (or in the case of a divestiture, the value of your company or division).

         C. Expense Allowance. The Company shall pay Andrew Reckles its expenses including counsel, if applicable, as they are incurred in performing the services in this contract. Any and all travel expenses for Board Meetings and Corporate Business will be paid within 48 hours of the expense. Any expenses in excess of $500.00 must have prior consent by the company.

         D. Fees for Private Placement or Public Offering Monies Raised. Shall be determined at such time.

2. Indemnity. The Company, intending to be legally bound, hereby agrees to indemnify Andrew Reckles from and against any and all losses, claims damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise to the extent based upon claims for damages arising out of any transactions contemplated by, this agreement, and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses), as they are incurred in connection with the investigation or preparation for or defense of any pending threatened claim or any action or proceeding arising there from, whether or not such Indemnified Party is a party (so long as such Indemnified Party is involved in any such claim action or proceeding) and whether or not such claim, action or proceeding is initiated or brought by on behalf of the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense if found, in a final judgment by a court to have resulted from an Indemnified party's willful misconduct or gross negligence.

                  If the indemnification provided for in this agreement is for any reason held unenforceable by an Indemnified Party, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (I) in such proportion as is appropriate to reflect the relative benefits of a transaction to the Company and its stockholders, on the one hand, and Andrew Reckles on the other hand, or (ii) if (but only if) the allocation provided for in clause (ii) is for any reason held unenforceable, in such proportion as is appropriate to reflect on only the relative benefits of transaction referred to in clause (I) but also the relative fault of the Company, on the one hand, and Andrew Reckles on the other hand, as well as any other relevant equitable considerations: provided, however, to the extent permitted by applicable law in no event will the Indemnified Parties, in the aggregate, be required to contribute an amount in excess of the fees actually paid to Andrew Reckles pursuant to this agreement.

                  Each Indemnified Party shall notify the Company promptly of any claim with respect to which indemnification may be sought hereunder, and the Company shall have the right to assume and control the defense of any such claim.


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                  The Company agrees that, without Andrew Reckles's prior
         written consent (which will not be unreasonably withheld), it will not, as to Andrew Reckles or any other Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could reasonably be expected to be sought under the indemnification provision of this agreement, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding.

                  Irrespective of the number of Indemnified Parties, the Company shall not be liable for fees and expenses of more than once counsel for the Indemnified Parties (which counsel shall be satisfactory to the Indemnified Parties) pursuant to this letter in connection with any proceeding or related proceedings in the same jurisdiction or geographic location; provided, however, that in the reasonable opinion of counsel to the Indemnified Parties shall have the right to separate counsel, the fees and expenses of which shall be the obligation of the Company. The Company shall not be liable for any settlement of any claim without its consent, which consent shall not be unreasonably withheld. If the Company, or any affiliate of the Company, or any of their respective directors, officers, employees, agents and controlling persons is the principal defendant in any such action or proceeding, counsel selected by the Indemnified Parties shall cooperate with counsel for the principal defendant in the defense of such action or proceeding to the extent that such cooperation shall not be prejudicial to its clients or otherwise improper.

                  In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Andrew Reckles for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such witness including without limitation, the reasonable fees and disbursements of its legal counsel.

                  Andrew Reckles shall not, and shall not cause its officers, agents and employees to not, make any statement of representation about the Company unless it is recorded in written documents supplied to Andrew Reckles by the Company and not inconsistent with the documents filed by the Company with the Securities and Exchange Commission. Andrew Reckles shall keep such information strictly confidential, except to the extent such information as or becomes public through no action directly of Andrew Reckles or such disclosure is required by law.

                  The Financial Advisor agrees to indemnify and hold harmless the Company, its wholly owned subsidiary, and all respective directors and officers who control the Company and or the subsidiary, as the case may be to the same extent as the foregoing indemnity from the Company to each indemnified party, but only with reference to written information relating to the Financial Advisor and to any and all losses, claims, damages or liabilities arising out of the failure to qualify any security for sale in a jurisdiction where such qualification for sale is necessary. In such case, the Company



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         shall be the indemnified party and the Financial Advisor shall assume the role of defense required by the Company above.

         Any controversy or claim arising out of or relating to this agreement or the breach of the agreement will be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction over the award.

         If any legal action, including an action for declaratory relief, is brought to enforce or interpret the provisions of this agreement, the prevailing party will be entitled to reasonable attorney's fees, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

         If the foregoing correctly sets forth your understanding, please so indicate by signing and returning to us the enclosed copy of this, whereby this letter shall constitute a binding agreement between us. This agreement will be governed by and construed in accordance with the laws of the State of Georgia. We look forward to working with you toward a successful long-term relationship.


Sincerely,

Andrew Reckles

By: ________________________________
         Andrew Reckles


World Wide Wireless Communications, Inc.

By: ________________________________
     Douglas P. Haffer